Exhibit 23.1


The Board of Directors
Lebanon Citizens National Bank

We consent to the incorporation in the registration statement on Form S-4 of Lebanon Citizens National Bank of our report dated January 13, 1999, relating to the balance sheets for Lebanon Citizens National Bank as of December 31, 1998 and 1997, and the related statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998.


                               /s/ J.D. Cloud & Co., L.L.P.

Cincinnati, Ohio
January 20, 1999